Exhibit 99.1

AGORA, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(effective upon the effectiveness of the registration statement relating to the Company’s initial public offering)
A.    PURPOSE
This Code of Business Conduct and Ethics (this “Code”) is designed to deter wrongdoing and to promote:
1.    fair and accurate financial reporting;
2.    compliance with applicable laws, rules and regulations, including, without limitation, full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s other public communications;
3.    the prompt internal reporting of violations of this Code as set forth in this Code;
4.    honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; and
5.    accountability for adherence to this Code and a culture of honesty.
This Code applies to all directors, officers and employees (who, unless otherwise specified, will be referred to jointly as “employees”) of Agora, Inc. (together with any subsidiaries, collectively the “Company”), as well as Company contractors, consultants and agents.
This Code serves as a guide, and the Company expects employees to use good judgment and adhere to the high ethical standards to which the Company is committed.
For purposes of this Code, the Company’s Head of Legal serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Code.
Employees are expected to read the policies set forth in this Code and ensure that they understand and comply with them. The Compliance Officer is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. You should direct any questions about this Code or the appropriate course of conduct in a particular situation to your manager, the Compliance Officer or Human Capital, who may consult with the Company’s outside legal counsel or the Company’s Board of Directors or Audit Committee, as appropriate.
You should read this Code in conjunction with other policies applicable to employees.
B.    FINANCIAL REPORTS AND OTHER RECORDS – DISCLOSURE
Employees are responsible for the accurate and complete reporting of financial information within their respective areas and for the timely notification to senior management of financial and non-financial information that may be material to the Company to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.
Each employee involved in the Company’s disclosure process must familiarize themselves with the disclosure requirements applicable to the Company and the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.
Employees must maintain all of the Company’s books, records, accounts and financial statements in reasonable detail, and reflect the matters to which they relate accurately, fairly and completely. Furthermore, employees must ensure that all books, records, accounts and financial statements conform both to applicable legal requirements and to the Company’s system of internal controls. Employees must carefully and properly account for all assets of the Company. Employees may not establish any undisclosed or unrecorded account or fund for any purpose. Employees shall not make any false or misleading entries in the Company’s books or records for any reason, or disburse any corporate funds or other corporate property without adequate supporting documentation and authorization. Employees shall not misclassify transactions related to accounts, business units or accounting periods. Each employee bears responsibility for ensuring that they are not party to a false or misleading accounting entry.
C.    CONFLICTS OF INTEREST
You must act and behave in the Company’s best interests and not based on personal relationships or benefits. You should avoid situations where your personal activities and relationships conflict, or appear to conflict, with the Company’s interests.
The following are some examples of conflicts of interest to be avoided:
1.    Family Members. Employees may not conduct business on behalf of the Company with family members or an organization with which a family member is associated, unless such business relationship has been disclosed to, and authorized by, the Company and is a bona fide arms-length transaction. “Family members” include a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or employee) sharing the household of an employee.
2.    Interests in Other Businesses. Employees may not accept compensation in any form for services performed for the Company from any source other than the Company. Employees should not have an undisclosed material financial interest in a competitor, supplier, customer or business partner of the Company.
3.    Improper Conduct and Activities. Employees may not engage in any conduct or activities that materially disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.
4.    Gifts and Gratuities. This Code does not prohibit modest meals, gifts, or entertainment to or from private third parties that conduct business with the Company, provided the value is reasonable (not lavish or excessive), is in good taste, related to a legitimate business purpose, lawful under local laws, and properly recorded in the Company’s books and records. Any questions about gifts and gratuities should be directed to the Compliance Officer.

5.    Personal Use of Company Assets. Employees should treat Company owned equipment with care and use the equipment and tools with the Company’s interests in mind. Employees should also use good judgment in using Company assets for personal matters. The Company permits reasonable personal use of Company owned equipment, but employees should be aware that all electronic information and equipment remain the sole property of the Company.
Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. Employees should seek guidance from their manager, the Compliance Officer or Human Capital when they have any questions or doubts.
If an employee is aware of an actual or potential conflict of interest where their interests may conflict with the Company’s interests, or is concerned that a conflict might develop, they should discuss with their manager, the Compliance Officer or Human Capital and then obtain approval from the Compliance Officer before engaging in that activity or accepting something of value.
D.    CORPORATE OPPORTUNITIES
Except as otherwise set forth in the Company’s Memorandum and Articles of Association, employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees are prohibited from taking or directing to a third party to take, a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. Employees are further prohibited from competing with the Company directly or indirectly during their employment with the Company and as otherwise provided in any written agreement with the Company.
Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees should discuss with their manager, the Compliance Officer or Human Capital if they have any questions.
E.    PROTECTION OF ASSETS, CONFIDENTIALITY AND COMMUNICATIONS
All employees should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately to the employee’s manager or the Compliance Officer for investigation.
In carrying out the Company’s business, employees may learn confidential or proprietary information about the Company, its customers, suppliers or business partners. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.
Employees must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated.
The obligation to protect confidential information does not end when an employee leaves the Company. Any questions about whether information is confidential should be directed to the Compliance Officer.

Any employee who is contacted by a member of the financial community, the press or any other outside organization or individual, should refer them to the Head of Investor Relations. Any questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, lawsuits or disputes or any other aspects of the Company’s business should be referred to the Head of Investor Relations.
F.    FAIR DEALING
The Company does not seek competitive advantages through illegal or unethical business practices. Each employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, business partners and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.
G.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS
All employees must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct.
Employees have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, employees must comply with the law.
Any questions as to the applicability of any law should be directed to the Compliance Officer. The following is a brief summary of certain topics about which employees should be aware:
1.    Antitrust. Antitrust laws (or, as they are known in most of the world, “competition” laws) are designed to foster competitive markets and prohibit activities that unreasonably restrain trade. In general, actions taken in combination with another company that unreasonably reduce competition may violate antitrust laws. Certain types of agreements with competitors (including, but not limited to, agreements on prices and output) are always illegal and may result in criminal penalties such as prison terms for the individuals involved and large fines for the corporations involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service may violate antitrust laws if those actions unfairly exclude competition. As a result of the numerous antitrust laws and enforcement regimes in various jurisdictions inside and outside the United States, at times it is possible that certain actions may simultaneously violate some jurisdictions’ antitrust laws while not violating other jurisdictions’ antitrust laws.
The Company is dedicated to complying with the numerous laws that govern competition. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and employees should reach out to the Compliance Officer before taking any action that may implicate these laws whenever appropriate.
2.    Health, Safety and Environment. The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Employees are responsible for complying with all applicable laws, rules and regulations governing health, safety and the environment.
3.    Fair Employment Practices. The Company strives to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.
The Company requires each employee to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits discrimination against or harassment of any team member on the basis of race, religion or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding or related medical conditions), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable laws, rules and regulations.
Any employee who is found to have discriminated against another employee is subject to discipline up to and including termination.
No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination.
4.    Foreign Corrupt Practices and Anti-Bribery Laws. The Company has a “zero tolerance” policy and strictly prohibits all forms of bribery and corruption, regardless of whether they involve a public official or a private person. Bribery and corruption are antithetical to the Company’s commitment to operating with the utmost integrity and transparency and are also prohibited under the laws of most countries around the world, including pursuant to laws such as the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. Employees should seek guidance from the Compliance Officer when they have any questions.
5.    Insider Trading. Under U.S. federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. Because employees will have knowledge of specific confidential information that is not disclosed outside the Company which will constitute material nonpublic information, trading in the Company’s securities or in the securities of those companies with which the Company does business by employees or persons employees provide material nonpublic information to could constitute insider trading, violating the law. It is an employee’s responsibility to comply with these laws and not to share material nonpublic information.
6.    Anti-Money Laundering. The Company is committed to complying fully with all anti-money laundering laws. Money laundering generally involves conducting a transaction to conceal the illegal origins of funds or to facilitate illegal activity. The Company aims to conduct business only with reputable customers involved in legitimate business activities using funds derived from legitimate sources. Employees should avoid engaging in any transaction that is structured in any way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets at issue in the transaction.
7.    U.S. Economic Sanctions Compliance and Export Controls. The Company requires compliance with laws and regulations governing trade in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the export of hardware, software and technology. Some of the strictest export controls are maintained by the United States against countries and certain identified individuals or entities that the U.S. government considers unfriendly or as supporting international terrorism. These controls include:

a.
restrictions on the export and reexport of products, services, software, information or technology that can occur via physical shipments, carrying by hand, electronic transmissions (e.g., emails, distribution of source code and software) and verbal communications;

b.
sanctions and embargoes that restrict activities, including exports of goods and technology, monetary payments, the provision of services to certain sanctioned countries and listed individuals (including individuals and entities included in, and owned or controlled by an individual or entity included in, the List of Specially Designated Nationals & Blocked Persons, the Sectoral Sanctions Identifications (SSI) List or Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable list of sanctioned, embargoed, blocked, criminal or debarred persons maintained by any U.S. or non-U.S. government, the European Union, Interpol, the United Nations, the World Bank or any other public international organization relevant to Company business) and entities, and in some cases travel;

c.	international boycotts not sanctioned by the U.S. government that prohibit business activity with a country, its nationals or targeted companies; and

d.	imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand.
Employees must comply with all applicable trade controls and must not cause the Company to be in violation of those laws. If an employee becomes aware of any information suggesting that the Company has or may in the future engage in a transaction that could violate applicable economic sanctions, they should report this information to the Compliance Officer immediately. In addition, please consult the Compliance Officer in relation to any proposed export of Company products or services.
8.    Keeping the Audit Committee Informed. The Audit Committee plays an important role in ensuring the integrity of the Company’s public reports. If an employee believes that questionable accounting or auditing conduct or practices have occurred or are occurring, they should notify the Audit Committee. In particular, any employee should promptly bring to the attention of the Audit Committee any information of which they may become aware concerning:

a.	the accuracy of material disclosures made by the Company in its public filings;

b.	material weaknesses or significant deficiencies in internal control over financial reporting;

c.	any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

d.	any evidence of a material violation of the policies in this Code regarding financial reporting.

9.    Maintaining and Managing Records. The Company is required by applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records include all recorded information, regardless of medium or characteristics. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company.
Additionally, please note that all Company issued devices, computers, hardware, cell phones, media, documents, records and information are the property of the Company. As such, the Company requires employees to cooperate with any request made by the Compliance Officer to preserve or produce any documents, records, information, devices, computers, hardware, cell phones or other media. Employees should consult with the Compliance Officer regarding the retention of records in the case of an actual or threatened litigation or government investigation. The Compliance Officer will notify employees if a legal hold is placed on records for which employees are responsible. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Compliance Officer determines and identifies what types of records or documents are required to be placed under a legal hold. If a legal hold is placed on records for which employees are responsible, employees must preserve and protect the necessary records in accordance with instructions from the Compliance Officer. Records or supporting documents that are subject to a legal hold must not be destroyed, altered or modified under any circumstance. A legal hold remains effective until it is officially released in writing by the Compliance Officer. If an employee is unsure whether a document has been placed under a legal hold, they should preserve and protect that document while they check with the Compliance Officer.
H.    COMPLIANCE AND REPORTING
1.    Seeking Guidance. Employees are encouraged to seek guidance from their manager, the Compliance Officer or Human Capital when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding this Code should be brought to the attention of the Compliance Officer.
2.    Reporting Violations. If an employee knows of or suspects a violation of this Code, or of applicable laws, rules and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), or an employee has concerns about a situation that they believe does not reflect the Company’s culture and values, the employee must report it immediately to their manager, the Compliance Officer or Human Capital. An employee may also report concerns anonymously as specified in the Company’s Whistleblower Policy.
All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.
3.    Investigations. Reported violations will be promptly and thoroughly investigated. As a general matter, the Audit Committee will oversee investigations of potential violations by directors or executive officers, and the Compliance Officer will oversee investigations of potential violations by other employees. However, it is imperative that the person reporting the violation not conduct an investigation on their own. Employees are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Employees should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.
In addition, employees are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable laws, rules and regulations.

Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.
4.    Sanctions. Employees who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, employees who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. A director who violates this Code or directs or approves conduct in violation of this Code shall be subject to action as determined by the Board.
Furthermore, violations of some provisions of this Code are illegal and may subject employees to civil and criminal liability.
5.    Disclosure. Nothing in this Code limits or prohibits employees from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any governmental agency, including, for example, the SEC. Notwithstanding any other policies in this Code (or elsewhere), employees are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are employees obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications; any such disclosure, without the Company’s written consent, violates Company policy.
I.    WAIVERS OF THIS CODE
Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s), and promptly disclosed pursuant to applicable laws, rules and regulations. Any waiver or modification of this Code for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Company will be promptly disclosed to shareholders if and as required by applicable law or the rules of the stock exchange on which the securities of the Company are listed.
J.    AMENDMENT
The Company reserves the right to amend this Code at any time, for any reason, subject to applicable laws, rules and regulations.
K.    ACKNOWLEDGMENT
All new employees must read this Code and agree to comply with its provisions. Failure to read this Code does not excuse any person from the terms of this Code.